UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 7, 2006

BIOSITE INCORPORATED

(Exact name of registrant as specified in charter)

Delaware	000-21873	33-0288606
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9975 Summers Ridge Road San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 805-2000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events

On October 26, 2006, Biosite announced that its board of directors approved a $100 million stock repurchase program. Biosite further announced on that date that it had entered into a privately negotiated transaction with Goldman, Sachs & Co. to repurchase $100 million of its common stock on an accelerated basis.

The agreement between Biosite and Goldman Sachs includes collar provisions that establish the minimum and maximum numbers of shares to be repurchased based on a given stock price. Through December 7, 2006, Goldman Sachs has delivered to Biosite a total of 1,904,324 shares of common stock under the terms of our agreement, which reflects the minimum number of shares that we will repurchase under our agreement. Of these shares, Biosite received 1,321,353 shares on October 31, 2006 and an additional 582,971 shares on December 7, 2006.  The specific number of shares that we ultimately will repurchase under this agreement is generally based on the volume-weighted average share price of the Company’s common stock during the six- to nine-month term of the accelerated repurchase agreement, subject to the collar limits described above. All of the repurchased shares will be retired.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSITE INCORPORATED

Date: December 8, 2006	By:	/s/ CHRISTOPHER J. TWOMEY
Christopher J. Twomey
Senior Vice President, Finance and Chief Financial Officer